Exhibit 10.13
FISCAL YEAR 2011 MANAGEMENT BONUS PLAN
A. CASH BONUS PLAN
All ArcSight, Inc. (the “Company”) executives who do not otherwise receive variable compensation will be eligible to participate in this cash bonus plan. Each eligible executive’s actual participation level will be determined by their individual performance.
The cash bonus available will be calculated quarterly based on a percentage of an executive’s base salary upon the Company’s achievement of both revenue targets and operating income targets1, as described below. At the end of each fiscal quarter, both the revenue target and operating income target1 will be compared to actual quarterly performance. The amount of the bonus payable, in the aggregate, with respect to each quarter is 50% of the bonus amount payable based on the executive’s base salary at the performance level achieved (but the maximum amount of such quarterly bonus payable in each quarter is 50% of the bonus amount payable based on the percentage of the executive’s base salary at the target objective listed below2), prorated for the period covered and for the participant’s tenure at the Company during such period.3 It is anticipated that each quarterly bonus, if any, will be paid to executives promptly following determination of actual quarterly performance relative to the revenue target and operating income target for such quarter.
At the end of the fiscal year, the annual cash bonus available is calculated based upon the Company’s annual performance relative to both annual revenue targets and operating income targets.1 The annual cash bonus available, less the amounts paid in the first three quarters or payable with respect to the fourth quarter, is then distributed to participants based on individual achievements against objectives. For all cash bonuses awarded under this cash bonus plan, in the event that the Company meets only a revenue target but not an operating income target1, or vice versa, then bonuses, if any, will be available only at the level at which both the revenue target and operating income target1 have been met. It is anticipated that the annual cash bonus (and fourth quarter bonus), if any, will be paid to executives promptly following the Compensation Committee’s review of actual quarterly performance relative to the revenue target and operating income target for the year. On the recommendation of the Company’s Chief Executive Officer and approval by the Compensation Committee, all or a portion of the annual cash bonus may be paid in the form of a “Stock Bonus Award” under the Company’s 2007 Equity Incentive Plan (as such term is defined therein) in lieu of payment in cash.
Notwithstanding the foregoing, in the event of a Corporate Transaction (as defined in the Company’s 2007 Equity Incentive Plan), each eligible executive shall receive a “true up” bonus payment determined as if the maximum amount of the bonus available in any previously completed quarter of the fiscal year was based on 100% of the maximum bonus amount payable based on such executive’s percentage of base salary at the performance objective listed below that was actually achieved, prorated for the period covered and for the participant’s tenure at the Company during such period, payable immediately prior to the closing of such Corporate Transaction (i.e., each participant will receive a bonus equal to the maximum percentage of base salary adjusted for such individual’s actual achievements against his/her objectives as determined in connection with the distribution(s) in prior quarters, if applicable, less the amount previously paid to such executive in such prior quarters).4

[1]	The operating income targets exclude stock compensation expenses and amortization of intangibles, but include the impact of any bonuses determined under the bonus plan.

[2]	I.e., at 100% of the revenue and operating income target.

[3]	For example, if the Company achieves its revenues and operating income at 100% or greater of target in the first quarter, the Company’s CEO will receive a bonus for that quarter equal to 50% x (70% x (CEO Annual Salary ÷ 4)).

[4]	For purposes of clarity, such “true up” will include payment at levels above 100% of the revenue and operating income targets, irrespective of the fact that the initial quarterly bonus payments were limited to the bonus level at the target objective (i.e., at 100% of the revenue and operating income target), subject to the same adjustment made for each such executive’s performance relative to his or her individual objectives as determined in connection with the original quarterly bonus payment.

1. Chief Executive Officer and President:

Performance Relative To Revenue Target and
Percentage	Operating Income Target at that Level of Revenue
of Base	(in accordance with the Company’s internal
Salary	operating plan)

0.00%	< 95%
52.50%	≥ 95% and < 98%
59.50%	≥ 98% and < 100%
70.00%	≥ 100% and < 101%[5]
80.00%	≥ 101% and < 103%
85.00%	≥ 103% and < 105%
90.00%	≥ 105% and < 107%
95.00%	≥ 107% and < 110%
100.00%	≥ 110%
2. Chief Financial Officer, Chief Technology Officer and Senior Vice Presidents:

Performance Relative To Revenue Target and
Percentage	Operating Income Target at that Level of Revenue
of Base	(in accordance with the Company’s internal
Salary	operating plan)

0.00%	< 95%
33.75%	≥ 95% and < 98%
38.25%	≥ 98% and < 100%
45.00%	≥ 100% and < 101%[5]
55.00%	≥ 101% and < 103%
65.00%	≥ 103% and < 105%
75.00%	≥ 105% and < 107%
85.00%	≥ 107% and < 110%
100.00%	≥ 110%

[5]	The target objective (i.e., at 100% of the revenue and operating income target).

3. Other Executives:

Performance Relative To Revenue Target and
Percentage	Operating Income Target at that Level of Revenue
of Base	(in accordance with the Company’s internal
Salary	operating plan)

0.00%	< 95%
26.25%	≥ 95% and < 98%
29.75%	≥ 98% and < 100%
35.00%	≥ 100% and < 101%[5]
45.00%	≥ 101% and < 103%
55.00%	≥ 103% and < 105%
65.00%	≥ 105% and < 107%
75.00%	≥ 107% and < 110%
100.00%	≥ 110%
B. EQUITY BONUS PLAN
Company executives will be eligible to participate in an equity pool of shares of common stock (in the form of options). The size of the equity pool will be determined by the Compensation Committee in connection with the fiscal year-end review, based on the number of executives participating, the cumulative achievement of quarterly revenue and operating margin targets within the fiscal year and other factors. The Compensation Committee will determine the maximum number of shares to be allocated to the Company’s Chief Executive Officer and then the Compensation Committee, with input from the Company’s Chief Executive Officer, will determine the allocation of the remainder of the shares among the rest of the executive team. Options will vest according to standard vesting terms over four years.

[5]	The target objective (i.e., at 100% of the revenue and operating income target).